DATED 6 June 2007

(1) CEH LIMITED

(2) KATY INDUSTRIES, INC.

and

(3) INVESCOTEC LIMITED

AGREEMENT for sale and purchase of Contico Manufacturing Limited

CONTENTS

Clause		Page

1	INTERPRETATION	4
2	SALE AND PURCHASE OF THE SHARES	9
3	CONSIDERATION	9
4	COMPLETION	10
5	WARRANTIES	13
6	LIMITATION ON LIABILITY	13
7	INDEMNITY	15
8	CONDUCT OF CLAIMS	16
9	PROTECTION OF GOODWILL	17
10	CONFIDENTIAL INFORMATION	18
11	ANNOUNCEMENTS	19
12	NOTICES	19
13	ENTIRE AGREEMENT	20
14	FURTHER ASSURANCE	20
15	EFFECT OF COMPLETION	21
16	WAIVER	21
17	COSTS	21
18	ASSIGNMENT	21
19	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	21
20	COUNTERPARTS	21
21	LAW AND JURISDICTION	21
SCHEDULE 1 - THE COMPANY		23
	Part 1	23
	Part 2	24
SCHEDULE 2		25
	Part 1 - WARRANTIES	25

	Part 2 - BUYER'S WARRANTIES	31
SCHEDULE 3		32
	Part 1 - WORKING CAPITAL STATEMENT	32
	Part 2 - WORKING CAPITAL STATEMENT	35

THIS AGREEMENT is made on 6 June 2007

BETWEEN:-

(1) CEH LIMITED (No 4992300) whose registered office is Cardrew Way, Redruth, Cornwall TR15 1ST (“CEH”);

(2) KATY INDUSTRIES INC, of 2461 South Clark Street, Suite 630, Arlington, Virginia 22202, USA (“KII”)

(together “CEH” and “KII” being the “Sellers”)

(3) INVESCOTEC LIMITED (No 6207123) whose registered office is at 49 Rodney Street, Liverpool, L1 9EW (the “Buyer”).

IT IS AGREED as follows:-

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:-

“Accounts”
means the audited balance sheet of the Company as at the Accounts Date and the audited profit and loss account of the Company for the financial period ended on the Accounts Date, the notes and directors’ report and auditors’ report and all other documents or statements annexed thereto or incorporated therein

“Accounts Date”	means 31 December 2006
“Act”	means the Companies Act 1985 (or, where the context so requires, the Companies Act 2006)
“Business”	means the business of the Company (as carried on in the period up to and including Completion)
“Business Day”	means any day other than a Saturday, Sunday or public holiday in England
“Buyer’s Solicitors”	means Pinsent Masons of 1 Park Row, Leeds, LS1 5AB
“Claim”	a claim for breach of any of the Warranties or a claim under Clause 7
"Claim for Tax"
means any assessment, notice, demand, determination, letter or other document issued by or action taken by or on behalf of any Tax Authority or any circumstances indicating that a Group company is or may be placed or is sought to be placed under a Liability for Tax

“Company”
means Contico Manufacturing Limited details of which are set out in Part 1 of Schedule 1 (and for the purposes of Warranties 4.1, 5 to 9 (inclusive) and 13 shall include the Subsidiary save that those Warranties so given in respect of the Subsidiary shall be deemed to be given only in respect of the period for which the Subsidiary has been a subsidiary undertaking of KII)

“Completion”	means completion of the sale and purchase of the Shares in accordance with this Agreement
“Confidential Information”
means all information concerned with the operation of any process, trade secrets, the marketing of any products or services, drawings and designs, but specifically excluding (1) information that is or becomes public knowledge other than as a direct or indirect result of a breach of this Agreement, (2) information received from a source not connected with the party to whom the duty of confidence is owed acquired free from any obligation of confidence to any other person and (3) information that is independently developed without otherwise violating the terms of this Agreement

“Consideration”	means the total consideration for the Shares payable pursuant to Clause 3
"CCP"	means Continental Commercial Products, LLC. a Delaware limited liability company
“Disclosure Letter”
means the letter (together with all the documents attached to it) in the agreed form from the Sellers to the Buyer executed and delivered to the Buyer immediately prior to the execution of this Agreement

“Employee”	means a director or officer (whether or not employed by the Company) or executive or managerial employee of the Company
“Encumbrance”
means any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties

"Environment"	means all and any of the following media, being land, water and air (wherever situate) and includes all human or plant or animal life and living organisms
"Environmental Law"
means all or any applicable law, including common law, statute, statutory instrument, regulation, codes of practice or guidance, European law, directives, regulations, decisions of the European Court and any by-law, order, notice, demand, decree, injunction, resolution or judgment of any competent authority which has as a purpose or effect the prevention of harm to the Environment including for the avoidance of doubt the health and safety of any person

"Environmental Liabilities"
means any demands, claims, actions, proceedings, orders (including any claim or order made by a regulatory authority or third party) damages, payments, losses, costs (including reasonable legal or other professional costs) expenses or other liabilities (including any works which are required to investigate, monitor, remove, remedy or clean up any hazardous or otherwise polluting substance) which are incurred, suffered or sustained by the Buyer and arise from relate to or are connected with:

(a)  any breach of Environmental Law during the period prior to Completion;

(b)  any failure to obtain or comply with any Environmental Permits prior to Completion; and/or

(c)  the presence of any hazardous or otherwise polluting substance in on at or under any premises in relation to the activities of the Company at any time at or prior to Completion and/or any discharge, release, escape, emission, leakage or spillage emanating from any such hazardous or otherwise polluting substance at any time whether before or after Completion.

"Environmental Permits"
means all or any permits, licences, authorisations, consents, approvals, certificates, qualifications, including any conditions thereof required prior to Completion under any Environmental Law for the activities of the Company at any time or the occupation or use by the Company of any premises in relation to the activities of the Company at any time prior to Completion

“Group”
means, in relation to a company (whenever incorporated) that company, any company or group of companies which is owned directly or indirectly by the same ultimate beneficial owners as that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group

“ICTA”	means the Income and Corporation Taxes Act 1988
“Intellectual Property”
means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software), rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights, used, or required to be used, by the Company in, or in connection with, the business of the Company

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003
“Lease”	means the lease of the Property dated 27 November 2006 between (1) Contico Europe Limited and (2) the Company
“Licence”
means a licence, permit, certificate, consent, approval, filing of notifications, reports and assessments, registrations or authorisation required by law for the operation of the Company’s business, its ownership, use, possession or occupation of any asset or the performance of this Agreement

"Liability for Tax"	has the meaning given in the Tax Deed
“Management Accounts Date”	27 April 2007

“Management Accounts”
the unaudited balance sheet of the Company as at, and the unaudited profit and loss account of the Company for the financial period of two (2) months ended on, the Management Accounts Date, the notes and all other documents annexed thereto

“Pre-Completion Dividend Documentation”	means the documentation in the agreed form in relation to a pre-Completion dividend of £1,537,082.87
“Property”	means that part of the property at Cardrew Way, Redruth, Cornwall TR5 1ST which is leased to the Company pursuant to the Lease
“Reporting Accountants”	means such firm of accountants as is selected by agreement between the Sellers and the Buyer
"Restricted Business"
means the business of the Company that consists of the marketing and sale of janitorial and sanitary products into the commercial distribution market (including wholesale customers). For the purposes of clarification, the "commercial distribution market" shall not include a business which markets and sells janitorial and sanitary products direct to members of the public

“Sellers’ Group”
means KII, CEH, any subsidiary undertaking or parent undertaking of KII or CEH for the time being and any subsidiary for the time being of a parent undertaking of KII or CEH, excluding the Company and the Subsidiary

“Sellers’ Solicitors	means Hunton & Williams LLP of Bank of America Plaza, Suite 4100, 600 Peachtree Street NE, Atlanta, Georgia, 30308-2216
“Senior Management”	means Vernon Leslie Holmes and Philip Macey
“Shares”	means the 222,758 fully paid ordinary shares of £1.00 each of the Company comprising the whole of the issued share capital of the Company
“Subsidiary”	means Spraychem Limited (No. 01670517) details of which are set out in Part 2 of Schedule 1
“Supply Agreement”	means the supply agreement in agreed form between (1) the Company and (2) CCP on the terms set forth therein
“Target Working Capital”
means £1,737,813 (one million seven hundred and thirty seven thousand eight hundred and thirteen pounds) converted into US Dollars at the spot rate obtained by the Buyer at Completion from Royal Bank of Scotland plc (being the rate at which pounds sterling may be sold and US Dollars bought) (the “Exchange Rate”)

“Tax Authority”	has the meaning given in the Tax Deed
“Tax Deed”	means the deed in the agreed form executed by the parties and delivered immediately prior to Completion
“Tax Warranties”	means the Warranties relating to Tax in Schedule 2, Part 1, Item 12

"Tax"	has the meaning given in the Tax Deed
"TCGA"	means the Taxation of Chargeable Gains Act 1992
"Trademark Licence"	means the licence of agreed trademarks in agreed form between (1) CCP and (2) the Company
"Transaction Documents"	means the Tax Deed, the Supply Agreement, the Transition Services Agreement, the Trademark Licence and the Disclosure Letter
"Transition Services Agreement"
means the transition services agreement in agreed form between (1) CCP and (2) the Company, pursuant to which CCP shall provide to the Company for a period of 12 months following Completion use of a computer system and software on the terms set forth therein

"VAT"	means value added tax
"VATA"	means the Value Added Tax Act 1994
"Warranties"	means the warranties contained in Schedule 2 and references to a "Warranty" include a reference to each of the individual Warranties
"Working Capital Adjustment"
means the amount by which the Working Capital exceeds the Target Working Capital, payable pursuant to Clause 3.3.1 or the amount by which the Working Capital is less than the Target Working Capital, payable pursuant to Clause 3.3.2 (such amount being expressed as a negative figure)

"Working Capital Statement"	means the statement to be prepared by the Buyer in accordance with Clause 3.2 and Schedule 3
"Working Capital"	means the amount of working capital of the Company as at the close of business on 1 June 2007, as set out in the Working Capital Statement
1.2	In this Agreement, unless the context otherwise requires, reference to:-

1.2.1	a document "in the agreed form" is a reference to a document in the form approved and, for the purposes of identification only, signed by or on behalf of the Buyer and the Sellers;

1.2.2
a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement) and any prior or subsequent subordinate legislation made under it;

1.2.3	a "person" includes a reference to an individual, partnership, association or body corporate and includes a reference to that person's legal personal representatives and successors;

1.2.4	"costs" includes a reference to costs, charges and expenses of every description;

1.2.5	a "company", "subsidiary" and "body corporate" have the respective meanings set out in sections 735, 736 and 740 of the Act;

1.2.6	a "subsidiary undertaking" or a "parent undertaking" has the meaning set out in sections 258 and 259 of the Act; and

1.2.7	a "connected person" is a person connected with another within the meaning of section 839 of ICTA.

1.3	Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

1.4
Any statement which refers to the knowledge or knowledge and belief of the Sellers or is expressed to be "so far as the Sellers are aware" or any similar expression shall be deemed to include an additional statement that it has been made after making due and careful enquiries, but shall not include any matter or information of which the Senior Management is aware after making due and careful enquiry.

1.5
Any agreement, warranty, representation, indemnity, covenant or undertaking on the part of two or more persons shall, except where the contrary is stated, be deemed to be given or made by such persons jointly or severally.

1.6
Any references in this Agreement to any monetary sum expressed in sterling shall, if required to aid the interpretation of any clause, be deemed to be translated into dollars at the spot rate of exchange (the closing mid-point) for sterling into dollars on the date of this Agreement. For the avoidance of doubt any amount payable pursuant to Clause 3.1.2 shall be paid in sterling.

1.7
Where it is necessary to determine whether a monetary limit or threshold set out in this Agreement which is expressed in dollars has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than dollars, the value of each such claim shall be translated into dollars at the spot rate of exchange (the closing mid-point) for the currency in question into dollars on the date of this Agreement.

1.8
Where it is necessary to determine whether a monetary limit or threshold set out in this Agreement which is expressed in sterling has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than sterling, the value of each such claim shall be translated into sterling at the spot rate of exchange (the closing mid-point) for the currency in question into sterling on the date of this Agreement.

2.	SALE AND PURCHASE OF THE SHARES

2.1	On the terms of this Agreement:-

2.1.1
CEH agrees to sell, and the Buyer agrees to buy, with effect from Completion, the whole of the legal interest in the Shares with all rights attached or accruing to them at the date of this Agreement; and

2.1.2	KII agrees to sell and the Buyer agrees to buy, with effect from Completion, the whole of the beneficial interest in the Shares.

2.2
The Sellers covenant to the Buyer that there are no unissued shares, debentures or other securities of the Company and no person has, or has claimed, the right (whether exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any shares, debentures or other securities of the Company.

2.3	The Sellers covenant to the Buyer that the Shares will on Completion be free from all Encumbrances.

2.4	Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.

3.	CONSIDERATION

3.1	The consideration for the purchase of the Shares is:-

3.1.1	$10,000,000 payable by the Buyer to CEH forthwith following Completion in accordance with Clause 4.6; and

3.1.2	the Working Capital Adjustment payable (in pounds sterling) in accordance with Clauses 3.3 and 3.4.

3.2	The Working Capital Statement shall be prepared, and the Working Capital ascertained, in accordance with the provisions of Schedule 3.

3.3	If the Working Capital:-

3.3.1	exceeds the Target Working Capital the Buyer shall pay to CEH the amount of the excess, subject always to a maximum amount of £1,000,000; or

3.3.2	is less than the Target Working Capital CEH shall repay to the Buyer so much of the Consideration as is equal to the deficiency.

3.4	Any payment required to be made under Clause 3.3 shall be made within 7 days of the Working Capital Statement being agreed, deemed agreed or certified in accordance with Schedule 3.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Buyer immediately after signature and exchange of this Agreement.

4.2	At Completion the Sellers shall deliver to the Buyer:-

4.2.1	a copy of the Pre-Completion Dividend Documentation;

4.2.2
duly executed transfers of the Shares to the Buyer together with the share certificates for all of the Shares (or an express indemnity in a form satisfactory to the Buyer in the case of any missing certificate);

4.2.3
an executed power of attorney in favour of the Buyer or as it directs in the agreed form, and such duly executed waivers or consents as may be required to give a good title to the Shares to the Buyer or as it directs and to enable the Buyer or as it directs to be registered as the holder of the Shares and (pending registration) to exercise all voting and other rights attaching to the Shares;

4.2.4	letters of resignation from each director of the Company (other than Vernon Holmes) in the agreed form;

4.2.5	a letter of resignation from Alan Elkins as secretary of the Subsidiary in the agreed form;

4.2.6
a letter of resignation from the auditors of the Company and the Subsidiary accompanied by a statement under section 394 of the Act in the agreed form together with evidence that any letter required by the Act to be deposited by the auditors at the registered office of the Company and the Subsidiary has been so deposited;

4.2.7	all the financial and accounting books and records of the Company and the Subsidiary;

4.2.8
the statutory books of the Company and the Subsidiary (duly written up to date as at immediately prior to Completion), the common seals, Certificates of Incorporation and Certificates of Incorporation on Change of Name;

4.2.9	the Lease and all other title deeds relating to the Property;

4.2.10	a legal opinion from Hunton & Williams LLP in the agreed form relating to KII and CCP confirming that:

(a)	KII has the capacity to enter into this Agreement;

(b)	CCP has the capacity to enter into the Transition Services Agreement, the Supply Agreement and the Trademark Licence;

4.2.11	all documents of title relating to that portion of the Intellectual Property and Confidential Information the rights to which, at Completion, are owned by the Company or the Subsidiary;

4.2.12	a deed of acknowledgement from each of the Sellers in a form satisfactory to the Buyer that all inter-group indebtedness to which the Company or the Subsidiary is a party has been discharged;

4.2.13	the Tax Deed in the agreed form duly executed by each of the Sellers;

4.2.14	a deed of release from Lloyds Bank plc in a form satisfactory to the Buyer evidencing the release and discharge of the debenture to Lloyds Bank plc dated 23 December 1998;

4.2.15	a deed releasing the Company from all of its obligations pursuant to the KII amended and restated loan agreement with Bank of America, N.A.;

4.2.16
a copy, certified to be a true copy by a director or secretary of CEH of a resolution of CEH's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement and the documents referred to in Clause 4 by CEH;

4.2.17
a copy, certified to be a true copy by a director or secretary of KII of a resolution of KII's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement and any documents referred to in Clause 4 that are to be entered into by KII;

4.2.18
a copy, certified to be a true copy by a director or secretary of CCP of a resolution of CCP's board of directors (or an authorised committee of that board) authorising the execution and completion of the Transition Services Agreement, the Trademark Licence and the Supply Agreement;

4.2.19	the Transition Services Agreement duly executed by CCP (and the third party system access agreement duly executed by Infor Global Solutions (Chicago), Inc.);

4.2.20	the Trademark Licence duly executed by (1) CCP and (2) the Company; and

4.2.21	the Supply Agreement duly executed by CCP.

4.3
At Completion CEH shall procure that a board meeting of the Company is held at which the directors, in respect of the Company as appropriate, approve the following matters, or that the following matters are otherwise approved by the board of the Company:-

4.3.1	approve the registration of the transfers in respect of the Shares referred to in Clause 4.2.2 (subject only to stamping at the cost of the Buyer);

4.3.2	accept the resignations referred to in Clause 4.2.4 and appoint the persons nominated by the Buyer as directors and secretary with effect from the end of the meeting;

4.3.3	accept the resignation referred to in Clause 4.2.6 and appoint PKF (UK) LLP as auditors;

4.3.4	revoke all existing authorities to bankers and give authority in favour of persons nominated by the Buyer to operate such accounts;

4.3.5	change the registered office address as the Buyer directs; and

4.3.6	change the accounting reference date as the Buyer directs.

4.4
At Completion CEH shall procure that a board meeting of the Subsidiary is held at which the directors, in respect of the Subsidiary as appropriate, approve the following matters, or that the following matters are otherwise approved by the board of the Subsidiary:-

4.4.1	accept the resignation referred to in Clause 4.2.4 and appoint the persons nominated by the Buyer as director and secretary with effect from the end of the meeting;

4.4.2	accept the resignation referred to in Clause 4.2.6 and appoint PKF (UK) LLP as auditors;

4.4.3	revoke all existing authorities to bankers and give authority in favour of persons nominated by the Buyer to operate such accounts;

4.4.4	change the registered office address as the Buyer directs; and

4.4.5	change the accounting reference date as the Buyer directs.

4.5	At Completion the Buyer shall deliver to the Sellers:

4.5.1
a copy, certified to be a true copy by a director or secretary of the Buyer, of a resolution of the Buyer's board of directors (or an authorised committee of that board) authorising the execution and completion of this Agreement and the documents referred to in Clause 4 by the Buyer;

4.5.2	an original of the Supply Agreement duly executed by the Company;

4.5.3	an original of the Transition Services Agreement duly executed by the Company; and

4.5.4	an original of the Trademark Licence duly executed by the Company.

4.6
Forthwith following Completion, the Buyer shall pay (via the Buyer's Solicitors) that part of the Consideration referred to in Clause 3.1.1 by telegraphic transfer to the account specified in the undertaking from the Buyer's Solicitors in the agreed form.

4.7	The Buyer is not obliged to complete this Agreement unless each of the Sellers has fulfilled all its obligations under this Clause.

4.8
The Sellers are not obliged to complete this Agreement unless the Buyer has fulfilled all its obligations under this Clause (other than the obligation under Clause 4.6, which will be fulfilled by the Buyer forthwith following Completion).

4.9
The Sellers covenant that, with effect from the giving of the undertaking by the Buyer's Solicitors referred to in Clause 4.6, the Company shall have no liability (whether actual or contingent) under (and shall have been released from any obligations under) any loan, facility, overdraft or other financing agreements or arrangements in the nature of bank (or other professional lending) financing (or under any security agreements or security arrangements in connection with bank (or other professional lending) financing) which have been entered into by (or which are or were for the benefit of):

4.9.1	one or more members of the Sellers' Group; or

4.9.2	one or more former members (other than the Company and the Subsidiary) of the Sellers' Group).

For the avoidance of doubt "bank (or other professional lending) financing" does not include commercial terms of trade (including periods for settlement of invoices or retention of title provisions) agreed on a bi-lateral basis between the Company and a member of the Sellers' Group in relation to the supply of products between those companies in the ordinary course of business.

5.	WARRANTIES

5.1	The Sellers warrant to the Buyer that (subject to Clause 5.2) each Warranty is accurate on the date of this Agreement.

5.2	The Warranties are subject only to:-

5.2.1	any matter which is fairly disclosed in the Disclosure Letter; and

5.2.2	the provisions of Clause 6.

5.3
The Buyer acknowledges that (1) it accepts responsibility for determining the scope of its investigations of the Company and for the manner in which such investigations have been conducted, (2) the Sellers are not making any warranties, express or implied, of any nature whatsoever with respect to the Company other than the Warranties.

5.4	Each of the Warranties shall be interpreted as a separate and independent Warranty so that the Buyer shall have a separate claim and right of action in respect of every breach of each Warranty.

5.5
No information supplied by, or on behalf of, the Company (or any of the Employees) to the Sellers or their advisers in connection with the business and affairs of the Company constitutes a representation, warranty or undertaking as to its accuracy to the Sellers by the Company (or by any of the Employees) and each of the Sellers waives each and every claim which it may have against the Company or any of the employees in respect of such information, save that such a waiver will not apply in respect of a claim against an Employee in the event of (and to the extent of) any fraud or wilful misconduct (including wilful non-disclosure) by that Employee.

6.	LIMITATION ON LIABILITY

6.1	The Sellers' liability under the Warranties shall be limited as follows:-

6.1.1
no Claim shall be made by the Buyer, and the Sellers shall not be liable in respect of any breach of the Warranties, unless the liability for that individual Claim shall equal or exceed US$10,000, and until the aggregate liability for all claims under this Agreement shall equal or exceed US$100,000 in which case the whole amount shall be capable of being claimed and not merely the excess;

6.1.2	the Sellers' maximum aggregate liability in respect of Warranties 1.1 to 1.5 (inclusive), 1.7, 2.1, 2.2, 4.2.1, 4.2.2, 6.1 and 6.2 is limited to the Consideration;

6.1.3
the Sellers' maximum aggregate liability in respect of the remainder of the Warranties not listed in Clause 6.1.2 (other than the Tax Warranties) and in respect of any other Claim (as defined) is limited to 10% of the Consideration;

6.1.4
the Sellers' maximum aggregate liability under the Tax Warranties and the Tax Deed (other than in relation to any claim that arises in connection with, as a result of or in consequence of any amounts surrendered or claimed by way of group relief) is limited to 10% of the Consideration;

6.1.5
the Sellers' maximum aggregate liability under the Tax Warranties and the Tax Deed in relation to any claim that arises in connection with, as a result of or in consequence of any amounts surrendered or claimed by way of group relief is limited to £300,000;

6.1.6	no claim:-

(a)
for breach of the Warranties otherwise than in relation to Tax shall be made unless the Claim has been notified in writing to the Sellers summarising the nature of the Claim as far as it is known to the Buyer and a reasonable estimate of the amount claimed before 31 August 2008; and

(b)
in relation to Tax or under the Tax Deed shall be made unless the claim has been notified in writing to the Sellers summarising the nature of the claim as far as it is known to the Buyer and a reasonable estimate of the amount claimed before the seventh anniversary of Completion (save that any claim that arises in connection with, as a result of or in consequence of any amounts surrendered or claimed by way of group relief must be notified prior to 1 January 2009 (unless a notice from HMRC in relation to any such matter is received on or after 1 December 2008, in which event such claim must be notified as soon as reasonably practicable thereafter and in any event prior to 31 January 2009));

6.1.7	the Sellers shall not be liable in respect of any breach of the Warranties if and to the extent that the resulting loss has been recovered under the Tax Deed.

6.1.8	no Claim shall be made and the Sellers shall not be liable under any Claim:

(a)	to the extent that a provision, reserve or allowance relating to the subject matter of the Claim has been made in the Management Accounts or the Accounts in respect thereof; or

(b)
to the extent that such liability arises or is increased as a direct result of any change or changes in legislation or published practice of a Tax Authority or generally accepted accounting practice after Completion (primary or delegated) and whether or not with retrospective effect; or

(c)
to the extent that such liability occurs or arises as a direct result of or is otherwise attributable wholly or partly to any act, transaction or omission of the Company or the Buyer or their respective directors or employees on or after Completion (including any act, transaction or omission which does or might reasonably be expected to subject the Company to a greater risk of enforcement action or any investigation under Environmental Law) otherwise than:

(i)	in the ordinary and proper course of business; or

(ii)	pursuant to the Buyer investigating the circumstances of a Claim or evaluating of the merits of a Claim; or

(iii)	pursuant to a legally binding commitment created on or before Completion by the Company; or

(iv)	required by law or any regulatory authority.

(d)	to the extent that any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer´s Group); or

(e)
to the extent that the Buyer has recovered a sum in respect of a Claim under any policy of insurance (which the Buyer will use reasonable endeavours to procure) provided that if the Buyer makes a claim against an insurance policy in connection with a Claim, then the Sellers undertake to indemnify the Buyer in full for any increase in the Buyer's insurance premium resulting from the Buyer making a claim on its insurance policy; or

(f)
to the extent that a Claim results from, or is increased, or extended by, the change of the accounting reference date of the Company on Completion or any subsequent change thereafter or by any voluntary change in the accounting policies of the Company after Completion unless such change is necessary to comply with generally accepted accounting practice subsisting at Completion; or

(g)
to the extent that the Buyer or the Senior Management have actual knowledge at the date of this Agreement of any actual breach of the Warranties by the Sellers which would enable a Claim to be brought.

6.2
None of the limitations contained in Clause 6.1 apply to any Claim that arises or is delayed as a result of fraud, dishonesty, wilful misconduct or wilful concealment by a Seller, its agents, officers or advisors except the Senior Management.

6.3
In assessing the liability of the Sellers in respect of any Claim there shall be taken into account any benefit (including Taxation benefit) accruing to the Buyer or the Company solely and directly as a consequence of the matter or circumstances giving rise to the Claim.

6.4
The Buyer shall not be entitled to recover any sum more than once in respect of any Claim under the Warranties or otherwise obtain reimbursement more than once in respect of any loss which arises out of the same act, matter or thing to the extent that the Buyer has already made a recovery or obtained reimbursement) under the Warranties in respect of that act, matter or thing.

6.5
Where the Buyer and/or the Company is/are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a Claim the Buyer shall and shall procure that the Company shall take all reasonable steps to enforce such recovery (and shall notify the Sellers of the Claim) and in the event that the Buyer or the Company shall recover any amount from such other person the amount of the Claim against the Sellers shall be reduced by the net amount (having deducted the reasonable and proper costs of recovery) recovered from such other person.

6.6
If the Sellers pay at any time to the Buyer or to the Company an amount pursuant to a Claim and the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such Claim, the Buyer shall procure that the Company shall take all reasonable steps to enforce such recovery and shall (as soon as reasonably practicable) repay to the Sellers so much of the amount paid by it to the Buyer or the Company as does not exceed the net sum (having deducted the reasonable and proper costs of recovery) recovered from such other person.

7.	INDEMNITY

7.1	The Sellers agree to indemnify and keep indemnified the Buyer against all actions, proceedings, demands, claims, costs and liabilities whatsoever in connection with:

7.1.1	any and all Environmental Liabilities of the Company or the Subsidiary;

7.1.2
the Subsidiary insofar as such actions, proceedings, demands, claims, costs and liabilities relate to any real property leased, occupied or owned by it at any time during which the Subsidiary has been a subsidiary undertaking of KII; and

7.1.3	any Claim relating to Tax made pursuant to a deed of indemnity between inter alia the Company, Brendan Murphy and Carolyn Murphy.

8.	CONDUCT OF CLAIMS

8.1
If either the Buyer or the Company become aware of a matter which they reasonably consider might give rise to a Claim or a Claim for Tax or one of the Sellers becomes aware of a matter which it reasonably considers might give rise to a Claim pursuant to the Buyer’s Warranties then such party:

8.1.1
shall (or, in the case of the Buyer, shall procure that the Company shall) as soon as reasonably practicable give notice to the Sellers or the Buyer as the case may be of the matter and shall consult with the Sellers or the Buyer as the case may be with respect to such matter but such notice shall not be a condition precedent to the liability of the Sellers or the Buyer as the case may be;

8.1.2
shall provide to the Sellers or the Buyer as the case may be and its advisers reasonable access (at reasonable hours and with reasonable prior notice having been given) to premises and personnel and to relevant assets, documents and records within the Buyer’s or the Sellers’ Group (as the case may be) for the purposes of investigating the matter;

8.1.3	(at the requesting Party's cost) may take copies of the documents or records relevant to the matter, and photograph the premises or assets, referred to in Clause 8.1.2;

8.1.4
subject to the following provisions of this Clause 8, shall (and in the case of the Buyer shall procure that the Company shall) take such action and give such information and assistance in connection with the affairs of the Buyer or the Company or the Sellers as the requesting party may reasonably request in writing to negotiate, avoid, dispute, resist or defend against the matter;

8.1.5	shall indemnify the other party against all costs and expenses reasonably incurred by that other party or any member of such party’s Group in complying with their obligations under this Clause 8.

8.2	The Buyer and, as the case may be, the Sellers shall not be obliged to take or procure the taking of any of the following actions pursuant to its obligations contained in Clause 8.1.4:

8.2.1
the submission of any proposal to settle or compromise the relevant matter made by the Sellers or the Buyer (as the case may be) of which the Buyer (or the Sellers as the case may be) (acting reasonably) does not approve;

8.2.2
agreeing to the settlement or compromise of any claim or any proposal for the same which is likely to have an adverse effect on the future liability of the Company, the Buyer or any member of the Buyer’s Group or the Sellers or any member of the Sellers’ Group unless the Sellers (or the Buyer as the case may be) indemnify the Buyer (or the Sellers as the case may be), or the Company or the relevant member of the Buyer’s Group or the Sellers’ Group (as the case may be) against any such future liability;

8.2.3
complying with any unreasonable instruction of the Sellers or the Buyer as the case may be or taking any action or procuring the taking of any action which the Buyer or the Sellers (as the case may be) considers (acting reasonably) to be onerous or prejudicial to the Buyer or any member of the Buyer’s Group or the Sellers or any member of the Sellers’ Group (as the case may be).

8.3
If a Party does not request the other to take action pursuant to Clause 8.1.4 or shall fail to indemnify the other Party or the Company concerned in accordance with Clause 8.1.5 within 14 days of the written notice to the Sellers (or the Buyer as the case may be) served in accordance with Clause 8.1.1 the Buyer (or the Sellers as the case may be) or the Company shall be free to pay or settle the relevant matter on such terms as it may in its absolute discretion think fit notwithstanding the provisions of Clause 8.2.

8.4
Any claim under the Warranties or the Buyer's Warranties shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn and waived at the expiration of twelve months from the date of giving notice of such claim (or claim under the Buyer’s Warranties) unless legal proceedings in respect thereof have been commenced by the other party by issuing and serving such proceedings on the Sellers (or the Buyer as the case may be) and the loss giving rise to any such claim (or claim under the Buyer’s Warranties) which shall be so deemed withdrawn and waived shall not be capable of being the subject of a further claim (or claim under the Buyer’s Warranties).

8.5
Subject to Clause 8.3 notwithstanding any failure by the Buyer to notify the Sellers or of the Sellers to notify the Buyer (as the case may be) pursuant to Clause 8.1.1 the Buyer (or the Sellers as the case may be) shall not (and shall procure, only in the case of the Buyer, that the Company shall not) settle or compromise any such claim or make any admission of liability without the prior written consent of the Sellers or the Buyer (as the case may be) (which shall not be unreasonably withheld or delayed).

8.6
If any Claim (or claim under the Buyer’s Warranties) shall arise by reason of some liability which, at the time the Claim (or claim under the Buyer’s Warranties) is notified to the Sellers (or the Buyer as the case may be), is contingent only, the Sellers (or the Buyer as the case may be) shall not be under any obligation to make any payment in respect of such Claim (or claim under the Buyer’s Warranties) unless and until the contingent liability crystallises as an actual liability. Provided that such Claim shall have been notified to the Sellers or the Buyer (as the case may be) in accordance with Clause 6.1.6 then Clause 8.4 shall be amended in relation to such Claim (or claim under the Buyer’s Warranties) so as to require that legal proceedings be commenced within twelve months from the date on which the said liability ceases to be contingent or becomes capable of being quantified, as the case may be.

8.7	Nothing in this agreement shall be deemed to relieve the Buyer or of the Sellers (as the case may be) from any duty to mitigate any loss or damage incurred by it.

9.	PROTECTION OF GOODWILL

9.1	For the purposes of this Clause 9, the words "Restricted Person" means any member of the Sellers' Group.

9.2
Subject to Clauses 9.3 and 9.4, the Sellers undertake to the Buyer (for itself and as trustee for the holders for the time being of the Shares but so that the Buyer shall not as trustee be under any obligation to such holders to enforce the undertakings and may release or waive them in whole or in part as it, in its absolute discretion, thinks fit) that without the written consent of the Buyer:-

9.2.1
for a period of 2 years from Completion they will not in the United Kingdom, the European Union or Dubai in any capacity whatsoever directly or indirectly carry on or assist in carrying on or be engaged, concerned or interested in any business which competes with the Restricted Business (or with any part of the Restricted Business);

9.2.2
for a period of 2 years from Completion they will not and will procure that no other Restricted Person will do any act or thing with the primary intention of causing any supplier of or other person in the habit of dealing with the Company (at Completion) to be unable or unwilling to deal with the Company either at all or in part or on the terms on which it had previously dealt with the Company or with the primary intention of causing any person having a contract or arrangement with the Company (at Completion) to breach, terminate or modify that contract or arrangement to exercise any right under it; and

9.2.3
for a period of 2 years from Completion they will not and will procure that no other Restricted Person will solicit or endeavour to entice away from the Company any employee of the Company who is at the date of this Agreement and at the time of such attempt an Employee; and

9.2.4
they will not at any time in connection with any business carried on by it or otherwise howsoever use directly or indirectly or authorise any person to use directly or indirectly any distinctive mark, style or logo the rights to which, at Completion, were owned by the Company or the Subsidiary (“Company Trademarks”) or any mark, style or logo confusingly similar to or likely to be confused with any Company Trademarks, nor use the name "Contico" (or any name confusingly similar thereto) in the UK, Europe or Dubai.

9.3
The restrictions in Clause 9.2 shall terminate with regard to the obligations of KII, CEH or any Restricted Person (respectively) immediately upon a change of control of that particular company. For the purpose of this clause, "change of control" shall mean the acquisition by a third party and any connected person (in one transaction or a series of transactions) of (i) an interest in shares in the relevant company conferring in aggregate more that 50% of the total voting rights conferred by all of the issued shares in that company or any of its parents, taking account at the relevant time of provisions regarding voting rights contained in the articles of association of that company or its parents, as applicable, or (ii) substantially all (over 85 per cent) of its assets.

9.4	Nothing in Clause 9.2 shall prevent KII or CEH or any other Restricted Person from:-

9.4.1
owning not more than five per cent of any class of the issued share capital of a company which is dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000); or

9.4.2	employing any person who has approached the relevant party as a result of a general advertising campaign by or on behalf of KII, CEH or such other Restricted Person.

9.5
KII and CEH have taken independent legal advice and acknowledge that they consider the undertakings contained in Clause 9.2 reasonable for the proper protection of the business of the Company and the legitimate interests of the Buyer.

9.6
Each of the undertakings contained in Clause 9.2 is separate and severable and shall be construed on that basis. In the event that any of such undertakings is found to be void but would be valid if some part of it were deleted or if the period or extent of it were reduced such undertaking shall apply with such modification as may be necessary to make it valid and effective.

10.	CONFIDENTIAL INFORMATION

10.1	The Sellers shall not at any time make use of or disclose to any person Confidential Information belonging to the Company except for the purposes contemplated by this Agreement.

10.2
The Buyer shall not at any time make use of or disclose to any person Confidential Information belonging to the Sellers or the Sellers’ Group (other than the Company) except for the purposes contemplated by this Agreement.

10.3	Clause 10.1 does not apply to:-

10.3.1	use or disclosure of Confidential Information required to be used or disclosed by law;

10.3.2	disclosure of Confidential Information to a director, officer or employee of the Buyer or to an Employee of the Company whose function requires that he has possession of the Confidential Information;

10.3.3
disclosure of Confidential Information to an adviser for the purpose of advising the Sellers in connection with this Agreement provided that such disclosure is subject to the terms set out in Clause 10.1; or

10.3.4	Confidential Information which becomes publicly known except as a result of a breach of Clauses 10.1 or 10.2.

10.4
The Sellers and the Buyer may disclose the Transaction Documents to bona fide third party purchasers of the entire issued share capital of, or substantially all (over 85 per cent) of the assets of, a Seller or the Buyer or members of their Group if the disclosing party procures that the people to whom the Transaction Documents are disclosed first enter into a non-disclosure agreement in a customary form and that such people keep the information confidential in accordance with the terms of such agreement

11.	ANNOUNCEMENTS

11.1
Subject to Clause 11.2, neither the Buyer nor the Sellers shall at any time make or send any announcement, communication or circular relating to the subject matter of this Agreement unless such party has first obtained the other party's written consent to the form and text of such announcement, such consent not to be unreasonably withheld.

11.2	Clause 11.1 does not apply to an announcement, communication or circular:-

11.2.1
required by law or by the London Stock Exchange or any other securities exchange or by any governmental authority, in which event the party required to make or send such announcement, communication or circular shall, where practicable, first consult with the other party as to the content of such announcement; or

11.2.2	to confirm that the sale of the Company to the Buyer has taken place and the date of the sale.

12.	NOTICES

12.1
Subject to Clause 12.2, any notice or other communication pursuant to or in connection with this Agreement shall be in writing and delivered personally or sent by first class pre-paid recorded delivery post (air mail if overseas) to the party due to receive such notice or by sending it by fax to the fax number of the party concerned set out in this Clause, or such other fax number as may from time to time have been notified in writing to the other party in accordance with this Clause 12) (subject to the original notice or communication being sent in the post on the same day in the manner specified above):

In the case of the Sellers, 2461 South Clark Avenue, Suite 630, Arlington, Virginia 22022, for the attention of Amir Rosenthal, CFO, with fax no: +1 (703) 236 3170, with a copy to Hunton & Williams LLP, Bank of America Plaza, Suite 4100, Atlanta, Georgia 30308-2216, for the attention of Joseph B. Alexander, Jr., Esq., with fax no: +1 (404) 602-9004.

In the case of the Buyer, 49 Rodney Street, Liverpool, L1 9EW, for the attention of David Chestnutt, Chief Executive, with fax no: +44 (0) 151 706 0627, with a copy to Pinsent Masons, 1 Park Row, Leeds LS1 5AB, for the attention of Rob Hutchings, with fax no. (+44) 113 244 8000.

12.2
KII irrevocably appoints CEH as its agent for service of process in England, service upon whom shall be deemed completed whether or not forwarded to, or received by KII. If such process agent ceases to have an address in England, KII hereby irrevocably agrees to appoint a new process agent acceptable to the Buyer and to deliver to the Buyer within 14 days a copy of a written acceptance of appointment by such process agent.

12.3	Any notice required to be served on the Sellers shall be effective if served on either KII or CEH in accordance with this Clause.

12.4	Subject to Clause 12.5, any notice or other communication shall be deemed to have been served:-

12.4.1	if delivered personally, when left at the address referred to in Clause 12.1;

12.4.2	if sent by pre-paid recorded delivery post (except air mail), two days after posting it;

12.4.3	if sent by air mail, four days after posting it;

12.4.4
if sent by fax (subject to the original notice or communication being sent by post on the same day in the manner specified in Clause 12.1) one hour after despatch subject to receipt during office hours.

12.5	If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the first Business Day thereafter.

13.	ENTIRE AGREEMENT

13.1
This Agreement and the Disclosure Letter sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. This Agreement supersedes and extinguishes all previous agreements between the parties relating to the subject matter thereof and any representations and warranties previously given or made, including, without limitation, the heads of agreement dated 29/30 April 2007 which shall cease to have any further force or effect. It is agreed that:-

13.1.1	the Buyer has not entered into this Agreement in reliance upon, nor relied upon, any representation, warranty or undertaking of any other party which is not expressly set out in this Agreement;

13.1.2
no party shall have any remedy in respect of, and each party hereby irrevocably and unconditionally waives any right it may have to claim damages or to rescind this Agreement by reason of, any misrepresentation or any untrue statement made by any other party which is not contained in this Agreement nor for any breach of warranty which is not contained in this Agreement;

13.1.3	no breach of this Agreement shall in any event give rise to a right on the party of the Buyer to rescind or terminate this Agreement;

13.1.4	this Clause shall not exclude any liability for, or remedy in respect of fraud, or fraudulent misrepresentation; and

13.1.5
the Buyer has no rights against and may not make a claim against any employee, director (save to the extent that such claim arises from any matters not disclosed in their letters of resignation, in the agreed form), agent or adviser of any member (other than the Company or the Subsidiary) of the Sellers’ Group.

13.2	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each party.

14.	FURTHER ASSURANCE

14.1	During the period which is two years from and after Completion, each of the Buyer and the Sellers shall:-

14.1.1
at their own cost at any time after Completion do or procure the doing of all such acts and things and/or execute or procure the execution of all such documents as the other party may reasonably request for the purpose of vesting the Shares in the Buyer or giving full effect to all the provisions of this Agreement; and

14.1.2
at the other party’s cost give to the other party such assistance as it may reasonably require in connection with any dispute or threatened dispute directly or indirectly relating to the Company, the Property, the Intellectual Property, (including the Company Trademarks) and/or the Confidential Information.

14.2
In the event that (following Completion) any sum is received by any member of the Seller's Group from a customer of the Company and which that customer despatched in intended payment of (all or part of) an invoice from the Company and for the Company's account, the Sellers shall procure that such sum is forwarded to the Company as soon as reasonably practicable after such receipt.

15.	EFFECT OF COMPLETION

This Agreement and in particular the Warranties and the Tax Deed insofar as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

16.	WAIVER

16.1
The failure to exercise or delay in exercising a right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

16.2	Unless specifically provided otherwise, the rights and remedies contained in this Agreement are in addition to, and not exclusive of, any other rights or remedies available at law.

17.	COSTS

The Buyer and the Sellers shall each pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement and of each document referred to in this Agreement.

18.	ASSIGNMENT

Except as provided herein, no party may assign, or grant an Encumbrance or security interest over, any of its rights under this Agreement. Each party that has rights under this Agreement is acting for its own behalf. The Buyer may assign its rights under this Agreement but not its obligations to a member of its Group (“Permitted Assignee”). In the event of any Permitted Assignee itself subsequently becoming the subject of a sale or transfer other than to a Permitted Assignee then the Buyer shall procure that the rights assigned under this agreement are assigned to a Permitted Assignee prior to the completion of any such sale or transfer. For the avoidance of doubt nothing in this Agreement shall restrict or prohibit the ability of the Buyer or the Company to deal with the Shares or any assets of the Company.

19.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Subject to Clause 18 (and save for the persons referred to in Clause 5.5), a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party save as expressly provided in this Agreement.

20.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered shall be deemed to be an original, but all the counterparts together shall constitute one and the same document.

21.	LAW AND JURISDICTION

21.1	This Agreement shall be governed by and construed in accordance with the laws of England.

21.2	The parties hereby submit to the exclusive jurisdiction of the High Court of England in relation to any dispute or claim arising out of or in connection with this Agreement.

EXECUTED AS A DEED by the parties on the date which first appears in this deed.

SCHEDULE 1
THE COMPANY
PART 1

1.	Registered number: 01338772

2.	Registered office: Cardrew Way, Redruth, Cornwall, TR15 1ST

3.	Date and place of incorporation: 15/11/1977, United Kingdom

4.	Authorised share capital: 250,000 Ordinary Shares of £1

5.	Issued share capital: 222,758 Ordinary Shares of £1

6.	Shareholders:

Shareholder                                    No of class shares

CEH Limited, Cardrew Way, Redruth, Cornwall                222,758 Ordinary Shares

7.	Loan capital: None

8.	Directors:

Name                                                Address

Keith Mills	800 Green Street, PO Box 166, Niagara on the Lake, Ontario, Losijo, Canada
Christopher Anderson	111 Radio Circle, Mount Kisco, NY 10549
Anthony T Castor III	3625 10th Street North, Apt. 904, Arlington, Virginia 22201, USA
Vernon Leslie Holmes	12 Warren Wood Drive, High Wycombe, Buckinghamshire HP11 1DZ
Christopher Lacovara	65 Central Park West, Penthouse G, New York, 10023, USA
9.	Secretary:

Alan Richard Elkins	1 Garden Way, Little Trethiggey, Quintrell Downs, Newquay, Cornwall
10.	Accounting reference date: 31/12

11.	Auditors: PricewaterhouseCoopers LLP

12.	Charges: None

13.	Main activity: Manufacturing

14.  Subsidiary: Spraychem Limited

THE SUBSIDIARY

PART 2

1.	Registered number: 01670517

2.	Registered office: Cardrew Way, Redruth, Cornwall, TR15 1ST

3.	Date and place of incorporation: 07/10/1982, United Kingdom

4.	Authorised share capital: 20,000 Ordinary Shares of £1

5.	Issued share capital: 1,000 Ordinary Shares of £1

6.	Shareholders:

Shareholder                                        No of class shares

Contico Manufacturing Limited
Cardrew Way Redruth, Cornwall                            1,000 Ordinary Shares

7.	Loan capital: None

8.	Directors:

Name                                                Address

Vernon Leslie Holmes	12 Warren Wood Drive, High Wycombe, Buckinghamshire, HP11 1DZ
9.	Secretary:

Alan Elkins	1 Garden Way, Little Trethiggey, Quintrell Downs, Newquay, Cornwall, TR8 4LG
10.	Accounting reference date: 31/01

11.	Auditors: PricewaterhouseCoopers LLP

12.	Charges: None

13.	Main activity: Other manufacturing, other wholesale, non-trading company

14.  Subsidiaries: None

SCHEDULE 2

PART 1

WARRANTIES

(CLAUSE 5)

1.	SHARE CAPITAL AND SUBSIDIARIES

Shares

1.1
CEH is the legal owner of the Shares and KII is the beneficial owner of the Shares and are entitled to sell the Shares with full title guarantee on the terms of this Agreement without the consent of any third party.

1.2	The Shares constitute the whole of the Company's allotted and issued share capital and are fully paid or credited as fully paid.

1.3
There is no Encumbrance on, over or affecting any of the Shares or any shares, debentures or other securities of the Company and no person has the right to an Encumbrance in relation to any of the Shares or any shares, debentures or other securities of the Company.

1.4	All dividends declared or due in respect of the Shares or the Shares of the Subsidiary have been paid in full.

Subsidiaries

1.5	The Company does not have and never has had any subsidiary (or any subsidiary undertaking) save for the Subsidiary and the Company has not agreed to acquire any interest in any body corporate.

Shadow Director

1.6	The Company has no liability as a former member, officer or shadow director of any person nor are there any circumstances in which such liability could arise.

Company and Subsidiary Information

1.7	The information contained in Parts 1 and 2 of Schedule 1 is accurate in all respects

2.	CAPACITY

2.1
The Sellers have the necessary power and authority and has taken all necessary action to enter into and perform this Agreement, the Tax Deed and each of the documents to be executed at or before Completion in accordance with this Agreement which will, when executed, become binding and enforceable obligations on the Sellers.

2.2
The execution or the performance of this Agreement or any document to be executed at Completion in accordance with this Agreement will not result in a breach of any agreement or arrangement to which the Company is a party or by which the Company is bound or any Licence or statutory or regulatory provision.

3.	RECORDS AND DOCUMENTS

Storage of records

3.1	All records or data relating to the Company are under the ownership and direct control of the Company, and all title deeds relating to the Company are under the exclusive ownership of the Company.

4.	ACCOUNTS AND RECORDS

Accuracy of the Accounts

4.1	The Accounts:-

4.1.1	give a true and fair view of the state of the Company's affairs and of its results for the financial year ended on the Accounts Date;

4.1.2
have been prepared and audited in compliance with applicable law and generally accepted accounting conventions, standards, principles and practices ("Accounting Practice") on a consistent basis for each of the last three financial years ended on the Accounts Date.

Events since the Accounts Date

4.2	Since the Accounts Date:-

4.2.1	no dividend or other distribution within the meaning of Part VIII of the Act or of ICTA has been declared, paid or made by the Company except as provided for in the Accounts;

4.2.2	no share or loan capital of the Company has been or agreed to be issued, allotted, redeemed, purchased or repaid by the Company; and

4.2.3	no resolution of the shareholders of the Company has been passed.

Management Accounts

4.3	The Management Accounts have:

4.3.1	been prepared in accordance with accounting practice consistent with those used in preparing the Accounts;

4.3.2	fairly represent the income and expenditure of the Company to the Management Accounts Date; and

4.3.3	are not affected by any material unusual or non recurring items.

5.	INSIDER CONTRACTS

5.1
The Company is not, and during the three years preceding the date of this Agreement has not been, a party to any agreement or arrangement (whether legally enforceable or not) in which either of the Sellers or any member of the Sellers' Group or any director or former director of the Sellers' Group or any connected person of any of them is or was directly or indirectly interested.

5.2
There is no claim or circumstance which may give rise to a claim against the Company by any member of the Sellers' Group or any director or former director of the Company or any connected person of any of them on any account whatsoever.

6.	INSOLVENCY

6.1	In relation to the Company:-

6.1.1
no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution), no petition has been presented and no order has been made, for winding up; and

6.1.2	no administrative receiver, receiver, administrator, liquidator or provisional liquidator has been appointed and, no Encumbrance has been enforced.

6.2	In relation to each of the Sellers (being bodies corporate):-

6.2.1	no resolution has been passed, no petition has been presented and no order has been made, for winding up;

6.2.2	no notice of intention to appoint an administrator has been filed and no application for the appointment of an administrator has been made;

6.2.3	no administrative receiver, receiver, administrator, liquidator or provisional liquidator has been appointed and no Encumbrance has been enforced;

6.2.4	no floating charge has crystallised and no holder of any floating charge (whether qualifying or not) has taken any steps to enforce such security;

6.2.5	no distress, distraint, charging order, execution or other process has been levied, on or over any of the Shares; and

6.2.6	no event analogous to any of the above has occurred in the US or any jurisdiction.

7.	INSURANCE

7.1
The Company has at all material times been and is now adequately covered against accident, damage, injury, third party loss and other risks normally insured against by persons operating the type of business operated by the Company.

8.	PROPERTY MATTERS

Title

8.1
The Property comprises all the freehold and leasehold land and premises owned, used or occupied by the Company and the Company has never been a party to any lease other than the current leases of the Property in respect of which actual or contingent obligations may subsist.

8.2	So far as the Sellers are aware, there has been no breach by the Company of the terms of the Lease.

Liabilities

8.3	The Company has not been the tenant, licensee, assignee or guarantor of any lease, licence or tenancy agreement other than in relation to the Property.

8.4	The Company has not at any time acquired, assigned or otherwise disposed of any leasehold property in such a way that it retains any residual liability in respect of it.

8.5
Since the Accounts Date the Company has not acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises nor will it do so before Completion without the prior written consent of the Buyer.

8.6	There is not outstanding any monetary claim or liability (contingent or otherwise) affecting the Property.

9.	ENVIRONMENTAL MATTERS

"harm"
means harm to the health of living organisms or other interference with the ecological systems of which they form part and in the case of man includes any offence caused to any of his senses or harm to his property

"Hazardous Substance"
means any natural or artificial substance or combination of substances (whether in solid or liquid form or in the form of a gas or vapour) capable of causing harm to the Environment including but not limited to waste of any nature and any hazardous, toxic or dangerous substance or article

Hazardous Substances

9.1
None of the activities of the Company at any time have, nor has any use of any asset or property owned, occupied or used by the Company or any other person in connection with the activities of the Company at any time, involved the use of, or the release or discharge into the Environment of, or contained, any Hazardous Substance prescribed or specified under any Environmental Laws as being prohibited or restricted.

Contamination of land and other assets

9.2	No land or other asset now or previously owned, occupied or used by the Company contains or has contained any storage tanks or any Hazardous Substance whether above or below ground.

10.	GRANTS AND ALLOWANCES

Full particulars of all grants, allowances, subsidies, loans or financial assistance paid or pledged to the Company during the last six years by any supranational, national or local authority or government agency are set out in the Disclosure Letter and no member of the Sellers' Group has done or failed to do any act or thing (including the entering into of this Agreement) which could result in such grant or allowance becoming repayable or forfeited in whole or in part or in a claim for such grant not being granted.

11.	INTELLECTUAL PROPERTY

11.1	CCP is the sole legal and beneficial owner of the trademarks that are being licensed to the Company pursuant to the Trademark Licence.

12.	TAX MATTERS

12.1
The Company has, within the relevant time limits, correctly made all returns (including returns under Schedule 18 Finance Act 1998) required to be made and given all notices required to be given by the Company and maintained all records for any Tax purpose and the information contained in any such returns and notices and records was full and accurate.

12.2
The Company has properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld and within the relevant time limits paid or accounted for all Tax which it is or was liable to pay or account for (including Tax required to be deducted or withheld from payments).

12.3	The Company is not a close company for the purposes of United Kingdom Tax.

12.4
No employee or director or former employee or director of the Company or any person associated with any of them holds or has within the last six years held any shares or securities or options over or interests in any shares or securities of the Company and the Company will not, so far as the Sellers are aware, be liable after Completion to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

12.5
The amount at which any asset is included in the Accounts and/or the amount of consideration given on the acquisition of any asset by the Company since the Accounts Date, is such that on the disposal of such asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief other than one allowable under Section 38 TCGA), no liability to corporation tax in respect of any chargeable gain will arise.

12.6
The value attributed in the Accounts to each asset, or the aggregates of the values attributed to the assets in each pool of assets in respect of which separate computations for capital allowances are required to be made or, as a result of any election, are made, is such that on a disposal of each such asset or pool of assets on the Accounts Date for a consideration equal to such a value or aggregate value no balancing charge would arise.

12.7	The Company is not and has never been a member of a group for Tax purposes (other than being grouped with the Subsidiary).

12.8
All instruments executed by the Company which are not subject to stamp duty land tax and by virtue of which the Company has any rights have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by HM Revenue & Customs and the Company has not executed outside the United Kingdom any instrument relating to any property situated or to any matter or thing done, or to be done, in any part of the United Kingdom.

12.9	No relief from stamp duty or stamp duty land tax previously granted will be withdrawn on or in connection with the sale of the Company pursuant to this Agreement.

12.10	The Company has not:-

12.10.1	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

12.10.2	entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or

12.10.3	applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.

12.11
The Company is, and always has been, resident only in the United Kingdom for Tax purposes (and has never been treated as resident outside the United Kingdom for the purposes of any double tax convention).

12.12
The Company is not carrying on and has never carried on any trade or otherwise been liable to Tax other than in the United Kingdom, or is acting or has ever acted as the branch, agent, factor, or tax representative of any person resident outside the United Kingdom for Tax purposes and no such person carries on any trade or business through the Company.

12.13
The Company has not been party to any transaction in respect of which the relevant Tax Authority may substitute for Tax purposes a different amount or value than the amount or value of the actual consideration given or received by the Company, including, for the avoidance of doubt, any transaction to which Schedule 28AA ICTA might apply.

13.	GENERAL

13.1	The Company has not incurred any liability of any nature in circumstances where such liability is known by the senior management of KII or CEH but is not known by the Senior Management.

13.2
The details of the intra-Group services provided to the Company by other members of the Sellers' Group and set out in the Disclosure Letter is true and accurate and there are no other intra-Group services provided to the Company.

13.3	Except in respect of trading in the ordinary course of business with the Sellers or any members of the Sellers' Group:

13.3.1	there is no outstanding indebtedness or other liability between the Company and any member of the Sellers' Group (actual or contingent);

13.3.2	there is no outstanding contract or commitment between the Company and any members of the Sellers' Group; and

13.3.3
no members of the Sellers Group are entitled to a claim of any nature against the Company or have assigned to any person the benefit of a claim against the Company to which the Sellers or a member of the Sellers' Group would otherwise be entitled.

13.4
All mortgages, guarantees, pledges or other security agreements or arrangements which have been given or entered into by the Company or any third party in respect of any borrowings or other obligations of the Company will be discharged on Completion.

13.5	There are no outstanding bonuses or other benefits owed to Senior Management by the Sellers or any member of the Sellers' Group.

13.6
The Subsidiary is dormant (or is capable of being declared dormant) within the meaning of Part VII of the Act and the Company has not given any form of guarantee or security (or letter of comfort) to any person or party in respect of any liability of (or any matter affecting) the Subsidiary.

13.7
So far as the Sellers are aware, all of the assets included in the Accounts or acquired by the Company since the Accounts Date are legally and beneficially owned by the Company free from any Encumbrance, except for:

13.7.1	title retention provisions in respect of goods and materials supplied to the Company in the ordinary course of business; and

13.7.2	the security interests, if any, reflected in the Accounts and liens arising in the ordinary course of business by operation of law.

13.8	The Company has no liability to make any contributions or payments to any pension or other benefit arrangements provided by any members of the Sellers' Group.

13.9
So far as the Sellers are aware (and save as disclosed in the Disclosure Letter), the Company is not liable for (and has no contractual obligation to provide) any benefit to any employees (or former employees) of the Company by reference to old age, retirement or death.

PART 2

BUYER’S WARRANTIES

(CLAUSE 5)

POWER TO BUY THE COMPANY

13.10	The Buyer has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the Transaction Documents.

13.11
This Agreement and the Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on the Buyer in the terms of this Agreement and the Transaction Documents.

13.12	Compliance with the terms of this Agreement and the Transaction Documents shall not breach or constitute a default under any of the following:

13.12.1	any agreement or instrument to which the Buyer is a party or by which it is bound; or

13.12.2	any order, judgment, decree or other restriction applicable to the Buyer.

SCHEDULE 3

PART 1

WORKING CAPITAL STATEMENT

1.	FORM AND CONTENT OF WORKING CAPITAL STATEMENT

The Working Capital Statement shall be drawn up by the Buyer at its cost as soon as practicable after Completion in accordance with this Schedule and the form set out in Part 2 of this Schedule 3.

2.	Accounting Policies

2.1	The Working Capital Statement shall be drawn up in accordance with:-

2.1.1	the policies, procedures and practices set out in paragraphs 2.2 to 2.3 below;

2.1.2	to the extent not inconsistent with paragraph 2.1.1, the accounting policies, procedures and practices adopted in calculating the Target Working Capital, applied on a consistent basis;

2.1.3	to the extent not inconsistent with paragraphs 2.1.1 and 2.1.2, the accounting policies, procedures and practices adopted in the Accounts, applied on a consistent basis; and

2.1.4	to the extent not inconsistent with paragraphs 2.1.1, 2.1.2 and 2.1.3, the accounting principles generally accepted in the United States.

2.2	The Working Capital Statement shall be drawn up as at the close of business on 1 June 2007. No account shall be taken of events taking place after the close of business on 1 June 2007.

2.3	The Working Capital Statement shall be expressed in pounds sterling. Amounts in other currencies shall be translated into pounds sterling at the Exchange Rate.

3.	Preparation

3.1
No later than 20 days following Completion, the Buyer shall deliver to the Sellers a draft of the Working Capital Statement (the "Draft Working Capital Statement"). Prior to such delivery the Buyer shall so far as is practicable consult with the Sellers with a view to reducing the potential areas of disagreement.

3.2
In order to enable the Sellers to review and agree the Draft Working Capital Statement, the Buyer shall keep up to date and subject to reasonable notice, make available to the Sellers' representatives and to the Sellers' accountants all books and records relating to the Company during normal office house and co-operate with them with regard to the agreement of the Draft Working Capital Statement.

3.3
If the Sellers do not within 20 days of presentation to it of the Draft Working Capital Statement give notice to the Buyer that it disagrees with the Draft Working Capital Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Sellers’ opinion should be made to the Draft Working Capital Statement (the "Disagreement Notice"), the Draft Working Capital Statement shall be final and binding on the parties for all purposes.

3.4
If within the 20 day period referred to in paragraph 3.3, the Sellers’ give a Disagreement Notice, the Sellers and the Buyer shall attempt in good faith to reach agreement in respect of the Draft Working Capital Statement and, if they are unable to do so within 2 days of such notification the Sellers or the Buyer may by notice to the other require that the Draft Working Capital Statement be referred to the Reporting Accountants (an "Appointment Notice").

3.5
The Reporting Accountants shall be engaged jointly by the Sellers and the Buyer on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither the Sellers nor the Buyer shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 5 Business Days of their identity having been determined (or such longer period as the Sellers and the Buyer may agree) then, unless the Sellers or the Buyer are unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.6	Except to the extent that the Sellers and the Buyer agree otherwise, the Reporting Accountants shall determine their own procedure but:-

3.6.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(a)	whether any of the arguments for an alternation to the Draft Working Capital Statement put forward in the Buyer's Disagreement Notice is correct in whole or in part; and

(b)	if so, what alterations should be made to the Draft Working Capital Statement in order to correct the relevant inaccuracy in it;

3.6.2	shall apply the principles set out in paragraph 2 of Part 1 of Schedule 3;

3.6.3	shall make their determination pursuant to paragraph 3.6.1 above, within 5 days of their appointment in accordance with paragraph 3.5 of this Schedule (or failing this no later than 30 July 2007);

3.6.4	the procedure of the Reporting Accountants shall:

(a)	give the Sellers and the Buyer a reasonable opportunity to make written representations to them;

(b)	require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(c)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.7	The determination of the Reporting Accountants pursuant to paragraph 3.6.1 shall:-

3.7.1	be made in writing and made available for collection by the Sellers and the Buyer at the offices of the Reporting Accountants at such time as they shall determine; and

3.7.2	unless otherwise agreed by the Sellers and the Buyer include reasons for each relevant determination.

3.8
The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Sellers and the Buyer save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, without limitation their determination shall be deemed to be incorporated into the Draft Working Capital Statement.

3.9
The expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 3.6.1(a) or, failing such direction, equally between the Buyer, on the one hand, and the Sellers, on the other.

3.10
The Sellers and Buyer shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, without limitation, the Buyer shall keep up to date and, subject to reasonable notice, make available to the Reporting Accountants all books and records relating to the Company during normal office hours during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.11
Subject to paragraph 3.12, nothing in this Schedule shall entitle any party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisors with a view to assessing the merits of any claim or argument.

3.12	A party shall not be entitled by reason of paragraph 3.11 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

3.13
Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to the pursuant to this paragraph 3 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Working Capital Statement, the proceedings of the Reporting Accountants or other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

4.	Determination of Working Capital

4.1	The Draft Working Capital Statement as agreed or determined in accordance with paragraph 3, shall:-

4.1.1	constitute the Working Capital Statement for the purposes of this Agreement; and

4.1.2	shall be final and binding on the Sellers and the Buyer.

4.2	The Working Capital shall be derived from the Working Capital Statement.

PART 2   - WORKING CAPITAL STATEMENT

"Working Capital" shall mean the net total of the following line items for the Company as at Completion. For purposes of clarification, the table below includes the calculation as at 28th February 2007.

All amounts in pounds sterling	FEB-actual

£ whole
A/R (gross)	1959858
reserves	-49576
NET A/R	1910282

INV (gross)	1618423
reserves	-6858
NET INVENTORY	1611565

OTHER CURRENT ASSETS
PREPAID	45597
OTHER C/A ****	7532
53129

TOTAL CURRENT ASSETS	3574976

ACCOUNTS PAYABLE
TRADE	659989
VAT	103386
ACCRUED A/P (unvouched invoices)	70035
PAYROLL TAXES (Nat'l Ins)	351170
1184580

ACCRUALS( payroll, commissions, bonus, sales programs)	293349

INCOME/ CORPORATION TAX PAYABLE	149147

CURRENT LIAB(excl. interco)	1627076

INTERCO PAYABLE
TRADE (royalty (acct no. 2175), trade (acct no. 2174) and mgm't chg from KII (account no. 2177))	210087

NET W/C	1737813

EXECUTED (but not delivered until the date hereof) AS A DEED by CEH LIMITED /s/ Christopher W. Anderson /s/ Anthony T. Castor III	) ) ) Director Director/Secretary
EXECUTED (but not delivered until the date hereof) AS A DEED by KATY INDUSTRIES INC. /s/ Anthony T. Castor III	) ) ) Authorised Signatory
EXECUTED (but not delivered until the date hereof) AS A DEED by INVESCOTEC LIMITED /s/ David Chestnutt /s/ Rebecca Smith	) ) ) Director Director/Secretary